As filed with the Securities and Exchange Commission on February 10, 1997
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                 EQUISURE, INC.
             (Exact name of registrant as specified in its charter)


                  Minnesota                           41-1309882
        (State or other jurisdiction        (IRS Employer Identification No.)
      of Incorporation or Organization)


                 527 Marquette, Suite 1800
                   Minneapolis, Minnesota               55402
          (Address of principal executive office)     (Zip Code)

                  Registrant's telephone number: (612) 338-3738


                                 Charles Clayton
                                  527 Marquette
                          Minneapolis, Minnesota 55402
                                 (612) 338-3738
                               (Agent for Service)

      Approximate date of commencement of proposed sale to the public. From time to time after the effective date of the Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check ____
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check ____
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check. __X__


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Title of shares to be registered            Amount to         Proposed     Proposed       Amount of
                                            be Registered     Maximum      Maximum        Registration
                                                              Offering     Aggregate      Fee
                                                              Price Per    Offering Price
                                                              Share(1)     (1)
-------------------------------------------------------------------------------------------------------
Common stock                                111,516           $8.00        $892,128       $318.61
Total                                                                                     $318.61
-------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based upon the average of the high and low sales prices of the Company's Common Stock as reported by the American Stock Exchange on February 5, 1997.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

Securities and Exchange Commission registration fee                         $318
Accounting fees                                                           $2,500
Legal fees                                                                $3,500
Printing and mailing                                                      $1,000

Total                                                                     $7,318

Item 15. Indemnification of Directors and Officers

         The only statute, charter provision, by-law contract or other arrangement under which any director, officer or controlling person of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is set forth in the Registrant's Articles of Incorporation, as amended, and in provisions of the Minnesota Corporation Code and provide that in the event such statute is amended, the Registrant shall indemnify such persons to the fullest extent permitted under Minnesota law. However, under such statute, if a director, officer or controlling person is unsuccessful on the merits in any proceeding, indemnification is authorized under the statute only if such person is found to have met the statutory standard of conduct either by a majority vote of a quorum of directors who are not parties to the action, by independent legal counsel in a written opinion, or by a shareholder vote.

         Additionally, as authorized under the Minnesota Corporation Code, the Articles of Incorporation of the Registrant provide that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of the duty of loyalty, (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) acts in violation of Minnesota Corporation Code or any successor legislation, or (iv) any transaction from which such director derives an improper personal benefit. The Articles of Incorporation provide that with respect to these provisions, such provisions shall be automatically amended in the event that the proceeding statutory provisions are amended, modified expanded or otherwise changed to provide that directors liability will be limited to the fullest extent allowed under the law.

Item 16. Exhibits

         5        Opinion of Counsel
         23       Consent of Accountant

Item 17. Undertakings

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, Country of England, on this 4th day of February, 1997.


                                 EQUISURE, INC.


                     By: /s/ P. G. Uttley
                         __________________________________________
                         P. G. Uttley
                         Chairman of the Board of Directors

         Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: 2/4/97                 /s/ P. G. Uttley
                             ________________________________________________
                             P. G. Uttley, Chairman of the Board of Directors


Date: 2/4/97                 /s/ B. Harding
                             ________________________________________________
                             B. Harding, President, Director


Date:                        ________________________________________________
                             D. J. Sachman, Chief Financial Officer, Director


Date: 2/4/97                 /s/ Gerda Elsen
                             ________________________________________________
                             Gerda Elsen, Director



                                                                      PROSPECTUS

                                 111,516 Shares


                                 EQUISURE, INC.


         The 111,516 shares of Equisure, Inc., a Minnesota corporation (Equisure or the Company) may be offered for sale from time to time by and for the account of certain stockholders of the Company (the Selling Shareholders). The Selling Shareholders acquired the shares in exchange for services rendered to the Company. The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.

         The common stock of the Company is listed on the American Stock Exchange, and on February 5, 1997 the last reported sales price was $8.00 per share.

         The Selling Shareholders, or their transferees, from time to time may offer and sell the shares directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer, will be set forth in an accompanying Prospectus Supplement. See Plan of Distribution.

         The Selling Shareholders and any agents or broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the Securities
Act), and, in such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 10, 1997


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with the Act files reports, and other information with the Securities and Exchange Commission (the Commission). Such reports, and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and the Commission's Regional offices at 75 Park Place, 14th Floor, New York, New York 100007; 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036 and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from such facilities and the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates.

         This Prospectus, which constitutes part of a registration statement filed by the Company with the Commission under the Securities Act of 1933 omits certain of the information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered. Statements contained concerning the provisions of documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by the Company are incorporated by reference into this Prospectus:

         (1) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1995;

         (2) The Company's quarterly report on Form 10-Q for the quarter ended June 30, 1996.

         (3) The Company's quarterly report on Form 10-Q for the quarter ended September 30, 1996.

         (4) All other documents filed by the Registrant shall be deemed incorporated by reference.

         The Company will provide, without charge, to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for copies or such documents should be directed to the Company, 527 Marquette, Suite 1800, Minneapolis, Minnesota 55402.


                                   RISK FACTOR

         Enforceability of civil liabilities against foreign persons. All of the executive officers of the Registrant are foreign persons, and the assets of the registrant are held in a foreign country. The Registrant is a Minnesota corporation, and may be served with process; however, a judgment against the Registrant may be difficult to collect because of the foreign officers and the assets are held in a foreign country.


                                   THE COMPANY

         The Company is the owner of a wholly owned subsidiary, Equihot Herverzekering, N.V., which is engaged in the reinsurance business.

         Equihot Herverzekering N.V. is a corporation, incorporated in Belgium, and was a wholly owned subsidiary of Equihot Delfstoffen N.V., also a Belgian corporation. The former parent company is a metals trading company that trades in raw, refined or constructed products of metal throughout the world. Equihot Herverzekering N.V. was started as a reinsurance subsidiary of the former parent company.

         Equihot Herverzekering N.V. principally does business with companies in the metal trading business. It only writes reinsurance, not the primary insurance. The reinsurance is limited principally to that of financial or political risks associated with the delivery of metal products, usually defined as raw, refined or constructed products, warehoused or in transit, as a result of the risks of political insurrection, riots, strikes and other malicious acts, including terrorism; and relating to the movement of cargo by land, sea or air, including the ship's hulls and light aircraft.

         Aloe Vera Naturel, Inc. entered into an agreement with Equihot Delfstoffen, N.V. a Belgian Corporation for a Plan of Exchange of Equihot Hervezekering N.V. on May 10, 1996. Under the terms of the agreement Equihot Delfstoffen N.V. transferred all of the issued and outstanding shares of Equihot Hervezekering N.V. to the Company in exchange for 5,297,041 shares. At the shareholders meeting on May 10, 1996 the shareholders elected the current management of the Company and the management of Aloe Vera Natural, Inc. was no longer the management of the Company.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares. All of the proceeds from the sale of the shares will be received by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table provides the names and number of shares of common stock owned by each Selling Shareholder. Since the Selling Shareholder may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that are to be offered or that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.

         The shares offered by this Prospectus may be offered from time to time by the Selling Shareholders named below:

                                                            Shares of
         Selling Shareholders                              Common Stock
         --------------------                              ------------

Continental Capital Corporation                               40,000
Joseph Nielsen                                                71,516
                                                              ------

                  Total                                      111,516

The shares of Continental Capital Corporation and Joseph Nielsen are each less than 1% of the total shares outstanding.


                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that the shares may be sold from time to time by the Selling Shareholders, or their transferees, on the American Stock Exchange or any national securities exchange or automated interdealer quotation system on which the shares of common stock are then listed, or through negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering. The shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price, or at negotiated prices. The Selling Shareholders may effect sales of the shares directly or by or through agents, broker or dealers, and the shares may be sold by one or more of the following methods: (a) ordinary brokerage transactions,
(b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus, and (c) in "block" sales. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by any Selling Shareholder and/or the purchaser of the shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Shareholder and/or the purchasers of the shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such regulation.

         The Company shall comply with the requirements of Rule 144(c) under the Securities Act, as the rule may be amended from time to time (or any similar rule or regulation adopted by the Securities and Exchange Commission), regarding the availability of current public information to the extent required to enable the Selling Shareholders to sell shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation).

         In offering the shares covered by this Prospectus the Selling Shareholders and any broker, dealers or agents who participate in a sale of the shares by the Selling Shareholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, and the compensation of any broker dealers may be deemed to be underwriting discounts and commissions.

         The Company has filed this Registration Statement, of which this Prospectus is a part, with respect to the sale of the shares and has agreed to use its best efforts to keep the Registration Statement current and effective for a period commencing on the effective date of the Registration Statement and terminating twenty four months after the effective date.

         The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders.


                                  LEGAL MATTERS

         The legality of the shares will be passed upon for the Company by Charles Clayton, Minneapolis, Minnesota.


                                     EXPERTS

         The financial statements of Equisure, Inc. appearing in the Company's Form 14A dated May 10, 1996 were audited by Stirtz Bernards Boyden Surdel & Larter, PA independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.